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                                                            Exhibit 99(a)(1)(d)

                   SOTHEBY'S OFFER TO EXCHANGE STOCK OPTIONS

                             NOTICE OF WITHDRAWAL

                     OF ELIGIBLE OPTIONS TENDERED PURSUANT
                  TO THE OFFER TO EXCHANGE DATED MARCH 1, 2004

    The right to withdraw options tendered pursuant to the Offer will expire at 5:30 p.m., Eastern Standard Time in New York City on March 31, 2004, unless the Offer is extended by Sotheby's Holdings, Inc. (Capitalized terms not otherwise defined herein shall have the same meaning as in the Offer to Exchange).

    If you previously elected to accept Sotheby's Offer to Exchange your Eligible Options pursuant to the terms of the Offer, but you would like to change your decision and withdraw your tendered options, you must sign and return this Notice of Withdrawal so that it is received no later than 5:30 p.m., Eastern Standard Time in New York City on March 31, 2004, unless the Offer is extended by Sotheby's Holdings, Inc., either (1) electronically or
(2) by signing and delivering this Notice of Withdrawal by hand delivery to the Contact Person for your location. This Notice of Withdrawal will be effective upon receipt by us before the expiration of the Offer.

    To Sotheby's Holdings, Inc.:

    I previously received a copy of the Offer to Exchange dated March 1, 2004 and the Election Form referred to therein. I completed and returned the Election Form, in which I tendered my Eligible Options to you in exchange for Restricted Stock or cash. I now wish to withdraw my tendered shares. I understand that by signing and delivering this Notice of Withdrawal to you, I am revoking my election with respect to Sotheby's Holdings, Inc. Offer to exchange Eligible Options for Restricted Stock or the cash payment. I have read and understand all the terms and conditions of the Offer.

    I understand that in order to withdraw previously tendered options with respect to the Offer, I must complete and deliver this Notice of Withdrawal so that it is received by you before 5:30 p.m., Eastern Standard Time in New York City on March 31, 2004, unless the Offer is extended by Sotheby's Holdings, Inc. via electronic delivery or hand delivery to the Contact Person for my location.

    [ ] I have completed the information requested below. I hereby withdraw all of my previously tendered Eligible Options. This Notice of Withdrawal supersedes and replaces any Election Form that I have previously delivered.

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Date                                    Name

-----------------------------------     --------------------------------------
Signature                               Home Address

    Submit to the contact person for your location so that it is received no later than 5:30 p.m., Eastern Standard Time in New York City on March 31, 2004. SEE ATTACHED INSTRUCTIONS.

        NOTICE TO EMPLOYEES OUTSIDE THE UNITED STATES ON DATA PROTECTION

    In connection with the administration of the Offer, we may be required to transfer your personal data to other offices in Sotheby's worldwide organization, or to third parties in the normal course of business or as required by law (e.g. transfer agents, etc.). This may involve the transfer of information to countries which do not offer equivalent protection of personal data as that offered in your country. Of course, all personal information given to and held by Sotheby's is treated confidentially, and all third parties will be held to the same level of confidentiality.